Exhibit 77(b)

            Report of Independent Registered Public Accounting Firm

The Board of Trustees and Shareholders
ING Equity Trust:

In planning and performing our audits of the financial statements of ING Principal Protection Fund, ING Principal Protection Fund II, ING Principal Protection Fund III, ING Principal Protection Fund IV, ING Principal Protection Fund V, ING Principal Protection Fund VI, ING Principal Protection Fund VII, ING Principal Protection Fund VIII, ING Principal Protection Fund IX, ING Principal Protection Fund X, ING Principal Protection Fund XI, ING Principal Protection Fund XII, ING LargeCap Growth Fund, ING MidCap Opportunities Fund, ING MidCap Value Choice Fund, ING SmallCap Opportunities Fund, ING SmallCap Value Choice Fund, ING Disciplined LargeCap Fund, ING Financial Services Fund, ING LargeCap Value Fund, ING MidCap Value Fund, ING SmallCap Value Fund, ING Convertible Fund, ING Equity and Bond Fund, and ING Real Estate Fund, each a series of ING Equity Trust, for the period ended May 31, 2005, we considered its internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.

The management of the ING Equity Trust is responsible for establishing and maintaining internal control. In fulfilling this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entity's objective of preparing financial statements for external purposes that are fairly presented in conformity with U.S. generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use, or disposition.

Because of inherent limitations in internal control, error or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of the design and operation may deteriorate.

Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards of the Public Company Accounting Oversight Board (United States). A material weakness is a significant deficiency, or combination of significant deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected. However, we noted no matters involving internal control and its operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of May 31, 2005.

This report is intended solely for the information and use of management and the Board of Trustees of ING Equity Trust and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.

                                                  /s/ KPMG LLP

Boston, Massachusetts
July 22, 2005